Exhibit 99.1

Signet Jewelers Reports First Quarter Fiscal 2020 Financial Results

HAMILTON, Bermuda--(BUSINESS WIRE)--June 6, 2019--Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended May 4, 2019 (“first quarter Fiscal 2020”).

Summary:

First Quarter Fiscal 2020

  Same store sales ("SSS") down 1.3%1, with eCommerce sales up 5.3%
  GAAP diluted earnings per share ("EPS") of $(0.35) and non-GAAP diluted EPS of $0.082
  Net cash provided by operating activities of $105.4 million in the first quarter, an increase of $77.5 million versus prior year quarter
  Free cash flow of $80.8 million in the first quarter, an increase of $79 million versus prior year quarter

Fiscal 2020 Guidance

  Fiscal 2020 same store sales down 2.5% to down 1.5% and total sales of $6.0 billion - $6.06 billion
  Fiscal 2020 GAAP operating income of $190 - $225 million and non-GAAP operating income of $260 - $280 million2
  Fiscal 2020 GAAP diluted EPS of $1.88 - $2.38 and non-GAAP diluted EPS of $2.88 - $3.172

	Q1 Fiscal 2020	Q1 Fiscal 2019
Revenue ($ in millions)	$1,431.7	$1,480.6
Same store sales % change[1]	(1.3)%	(0.1)%
GAAP
Operating income (loss)	$(2.6)	$(574.2)
Operating income (loss) as % of sales	(0.2)%	(38.8)%
GAAP Diluted EPS	$(0.35)	$(8.48)
Non-GAAP(2)
Non-GAAP operating income (loss)	$24.2	$24.1
Non-GAAP operating income (loss) as % of sales	1.7%	1.6%
Non-GAAP Diluted EPS	$0.08	$0.10
(1)	Same store sales include physical store sales and eCommerce sales.
(2)	See non-GAAP reconciliation page.

“We delivered operating profit above our guidance range and strong free cash flow in the first quarter, with same store sales at the low end of our guidance,” said Signet Chief Executive Officer Virginia C. Drosos. “Given the sales trends we experienced year to date and softening retail traffic, we are narrowing our Fiscal 2020 guidance while continuing to expect strong progress on cost savings across our business. We remain focused on executing our Path to Brilliance transformation initiatives to improve the trajectory of our same store sales and drive higher profitability over the long-term.”

	Change from previous year
First Quarter Fiscal 2020	Same store sales	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
Kay	(1.4)%	—%	(1.4)%	na	(1.4)%	$574.8
Zales	(1.4)%	(3.0)%	(4.4)%	na	(4.4)%	$285.0
Jared	(2.0)%	(2.7)%	(4.7)%	na	(4.7)%	$255.0
Piercing Pagoda	13.5%	(2.5)%	11.0%	na	11.0%	$82.6
James Allen	(2.4)%	—%	(2.4)%	na	(2.4)%	$52.0
Peoples	(4.9)%	(2.0)%	(6.9)%	(3.8)%	(10.7)%	$41.7
Regional banners	(11.0)%	(51.4)%	(62.4)%	(0.2)%	(62.6)%	$9.2
North America segment	(0.9)%	(2.5)%	(3.4)%	(0.1)%	(3.5)%	$1,300.3
International segment	(5.2)%	(2.2)%	(7.4)%	(6.0)%	(13.4)%	$111.5
Other(1)						$19.9
Signet	(1.3)%	(1.3)%	(2.6)%	(0.7)%	(3.3)%	$1,431.7
(1)	Includes sales from Signet’s diamond sourcing initiative.

	First quarter Fiscal 2020		First quarter Fiscal 2019
GAAP Operating income (loss) in millions	$	% of sales	$	% of sales
North America segment	$48.1	3.7%	$(537.3)	(39.9)%
International segment	(8.0)	(7.2)%	(7.6)	(5.9)%
Other	(42.7)	nm	(29.3)	nm
Total GAAP operating income (loss)	$(2.6)	(0.2)%	$(574.2)	(38.8)%

	First quarter Fiscal 2020		First quarter Fiscal 2019
Non-GAAP Operating income (loss) in millions	$	% of sales	$	% of sales
North America segment	$47.6	3.7%	$52.4	3.9%
International segment	(8.0)	(7.2)%	(7.6)	(5.9)%
Other	(15.4)	nm	(20.7)	nm
Total Non-GAAP operating income (loss)	$24.2	1.7%	$24.1	1.6%

Signet Path to Brilliance Expected Savings and Restructuring Costs

In Fiscal 2020, the company expects net cost savings of $70 million - $80 million. The company continues to expect its transformation plan to deliver $200 million - $225 million of net cost savings in Fiscal Years 2019-2021, inclusive of the $85 million achieved in Fiscal 2019.

In Fiscal 2020, the company’s preliminary estimate for pre-tax charges related to cost reduction activities ranges from $55 million - $70 million, of which $46 million - $58 million are expected to be cash charges. The company's estimate for pre-tax charges in Fiscal Years 2019 - 2021 is a range of $200 million - $220 million, of which $105 million - $115 million are expected to be cash charges.

In Fiscal 2020, the company expects to close approximately 150 stores, with 44 closures in the first quarter and limited new store openings for the full year. By the end of Fiscal 2020, the company expects it will have reduced its store base by 13% over the three-year period from Fiscal Years 2018 - 2020.

First Quarter 2020 Financial Highlights

Signet's total sales were $1.43 billion, down 3.3%, in the 13 weeks ended May 4, 2019 on a reported basis and down 2.6% on a constant currency basis. Total same store sales performance decreased 1.3% year-over-year, inclusive of: 1) a 40 bps unfavorable impact related to a timing shift of service plan revenue recognized and 2) a favorable impact of 35 bps due to a planned shift in timing of promotions at Jared.

North America payment plan participation rate, including both credit and leasing sales, was 50.0% versus 51.1% in the prior year first quarter.

eCommerce sales were $154.3 million, up 5.3% year over year. eCommerce sales accounted for 10.8% of sales, up from 9.9% of total sales in the prior year quarter. Brick and mortar same store sales declined 2.0%.

By operating segment:

North America

  North America same store sales decreased 0.9%, inclusive of: 1) a 45 bps unfavorable impact related to a timing shift of service plan revenue recognized and 2) a favorable impact of 40 bps due to a planned shift in timing of promotions at Jared (which had a favorable impact of 190 bps on Jared's same store sales). Average transaction value ("ATV") increased 1.3% and the number of transactions decreased 2.3%.
  eCommerce sales increased 6.6%, and brick and mortar same store sales decreased 1.8%. Excluding James Allen, eCommerce sales increased 12.6%.
  The percentage of sales from new merchandise increased during the quarter, but this performance was somewhat offset by declines in legacy collections. Bridal sales were down slightly on a same store sales basis. Flagship brands The Enchanted Disney Fine Jewelry® collection, Vera Wang Love® collection, Neil Lane® collection, and Leo® collection performed well, while the legacy Ever Us® collection and non-branded bridal declined. Fashion category sales increased, led by on-trend collections including gold fashion jewelry, Disney fashion jewelry, and the Love + Be LovedTM collection, somewhat offset by declines in legacy fashion collections including LeVian®. The Watches and Other product categories declined, with Other driven by a strategic reduction of owned brand beads, as well as declines in Pandora®.

International

  International same store sales decreased 5.2%. ATV increased 0.2% and the number of transactions decreased 5.4%. Sales declined across categories and continued to reflect a difficult operating environment in the UK.

GAAP gross margin was $499.4 million, or 34.9% of sales, up 220 bps versus the prior year quarter. Factors impacting gross margin rate include: 1) a favorable 320 bps impact related to credit outsourcing; 2) an unfavorable 65 bps impact related to higher diamond sales to third parties from our Botswana operations; and 3) an unfavorable 25 bps impact related to a timing shift of revenue recognized on service plans.

SGA was $475.2 million, or 33.2% of sales, compared to $482.8 million, or 32.6% of sales in the prior year. Increases in SGA included: 1) a $16 million increase in credit costs related to the transition to an outsourced credit model, and 2) higher advertising expense. These increases were offset by: 1) lower store staff costs primarily due to closed stores, 2) transformation cost savings; and 3) timing shifts of certain corporate expenses.

GAAP operating income (loss) was $(2.6) million or (0.2)% of sales, compared to $(574.2) million, or (38.8)% of sales in the prior year first quarter. The operating income change reflected: 1) a prior year goodwill and intangible asset impairment charge of $448.7 million, 2) a prior year loss of $143.1 million related to non-prime receivables classified as held for sale; and 3) a $20.3 million year over year increase in restructuring charges related to the Path to Brilliance transformation plan. Excluding these charges, the operating income change was primarily driven by an $11 million favorable impact related to the outsourcing of credit, mostly offset by increases in advertising.

Non-GAAP operating income was $24.2 million, or 1.7% of sales, compared to $24.1 million, or 1.6% of sales in prior year first quarter. Non-GAAP operating income excluded $26.8 million in restructuring charges related to the Path to Brilliance transformation plan in the current year quarter. The non-GAAP operating income change was primarily driven by an $11 million favorable impact related to the outsourcing of credit, mostly offset by increases in advertising.

Income tax benefit was $1.5 million compared to income tax benefit of $85.9 million in the prior year first quarter. The current quarter GAAP effective tax rate was primarily driven by pre-tax earnings mix by jurisdiction. On a non-GAAP basis, income tax expense was $2.8 million for an effective tax rate of 18.3%, primarily driven by pre-tax earnings mix by jurisdiction.

GAAP EPS was $(0.35), including a $0.43 charge related to the Path to Brilliance transformation plan. Excluding this charge, EPS was $0.08 on a non-GAAP basis.

GAAP and non-GAAP EPS in the quarter are based on net income (loss) available to common shareholders as the preferred shares are anti-dilutive and excluded from the ending share count due to the level of first quarter net income (loss).

Balance Sheet and Statement of Cash Flows

Net cash provided by operating activities was $105.4 million in the first quarter and free cash flow was $80.8 million. Free cash flow benefited from significantly lower use of cash for inventory versus the prior year quarter.

Cash and cash equivalents were $195.1 million, compared to $153.9 million at the prior year quarter-end. Total debt, including short-term and long-term debt and excluding operating lease liabilities, was $682.7 million, compared to $752.0 million at the prior year quarter-end.

Financial Guidance:

Fiscal 2020
Same store sales	down 2.5% - down 1.5%
Total sales	$6.0 billion - $6.06 billion
GAAP operating income	$190 million - $225 million
Non-GAAP operating income	$260 million - $280 million
GAAP diluted EPS	$1.88 - $2.38
Non-GAAP diluted EPS	$2.88 - $3.17

Weighted average common shares - basic	51.8 million
GAAP tax rate	11.0% - 14.0%
Non-GAAP tax rate	16.0% - 17.0%
Capital expenditures	$135 million - $155 million
Net selling square footage	down 2.5% - down 3.5%

The above Fiscal 2020 guidance reflects the following assumptions:

  Same store sales guidance includes an unfavorable impact of 20 bps related to a timing shift of service plan revenue recognized.
  Expected unfavorable $190 million impact on revenues due to store closings.
  Company plans to close approximately 150 stores in Fiscal 2020 and open 20-25 stores, for a net selling square footage decline of approximately 2.5% - 3.5%.
  Credit outsourcing is expected to have an approximately flat year-over-year impact on operating profit.
  Transformation program net savings goal of $70 million - $80 million.
  Pre-tax charges of $55 million - $70 million related to the transformation plan.
  Interest expense of $42 million - $46 million.
  For purposes of calculating both GAAP and non-GAAP EPS, the company expects to use the basic share count for the first three quarters and the full year, and the diluted share count for the fourth quarter.
  Non-GAAP EPS guidance of $2.88 - $3.17 excludes restructuring charges associated with the transformation plan.

Q2 2020
Same store sales	down 3.5% - down 2.5%
Total sales	$1.35 - $1.37 billion
GAAP operating income	$15 million - $25 million
Non-GAAP operating income	$35 million - $40 million
GAAP diluted EPS	($0.10) - $0.07
Non-GAAP diluted EPS	$0.23 - $0.30

Weighted average common shares - basic	51.8 million
GAAP tax rate	16.0% - 19.5%
Non-GAAP tax rate	16.5% - 17.5%

The above Q2 2020 guidance reflects the following assumptions:

  Same store sales guidance includes an unfavorable impact of 35 bps related to a planned shift in timing of a promotion into the first quarter from the second quarter in the prior year.
  Same store sales guidance includes an unfavorable impact of 45 bps related to a timing shift of service plan revenue recognized.
  Expected unfavorable $50 million impact on revenues due to store closings.
  Credit outsourcing is expected to have a $7 million to $9 million negative year over year impact on operating profit.
  Pre-tax charges of $15 million - $20 million related to the transformation plan.
  Interest expense of $11 million - $12 million.
  GAAP and non-GAAP EPS guidance is calculated by subtracting the preferred dividend from net income and applying basic share count.
  Non-GAAP EPS guidance of $0.23 - $0.30 excludes restructuring charges associated with the transformation plan.

Quarterly Dividend:

Signet’s Board of Directors declared a quarterly cash dividend of $0.37 per share for the second quarter of Fiscal 2020, payable on August 30, 2019 to shareholders of record on August 2, 2019, with an ex-dividend date of August 1, 2019.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:

Toll Free Dial-in: 833-245-9657

International Dial-in: +1 647-689-4229

Access code: 4673015

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,300 stores primarily under the name brands of Kay Jewelers, Zales, Jared, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including, but not limited to: our ability to implement Signet's transformation initiative; the effect of US federal tax reform and adjustments relating to such impact on the completion of our quarterly and year-end financial statements; changes in interpretation or assumptions, and/or updated regulatory guidance regarding the US federal tax reform; the benefits and outsourcing of the credit portfolio sale including technology disruptions, future financial results and operating results; deterioration in the performance of individual businesses or of the company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences, including tax consequences related thereto, especially in view of the company’s recent market valuation; our ability to successfully integrate Zale Corporation and R2Net’s operations and to realize synergies from the Zale and R2Net transactions; general economic conditions; potential regulatory changes, global economic conditions or other developments related to the United Kingdom’s announced intention to negotiate a formal exit from the European Union; a decline in consumer spending or deterioration in consumer financial position; the merchandising, pricing and inventory policies followed by Signet; Signet’s relationships with suppliers and ability to obtain merchandise that customers wish to purchase; the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade; the reputation of Signet and its banners; the level of competition and promotional activity in the jewelry sector; the cost and availability of diamonds, gold and other precious metals; changes in the supply and consumer acceptance of gem quality lab created diamonds; regulations relating to customer credit; seasonality of Signet’s business; the success of recent changes in Signet’s executive management team; the performance of and ability to recruit, train, motivate and retain qualified sales associates; the impact of weather-related incidents on Signet’s business, financial market risks; exchange rate fluctuations; changes in Signet’s credit rating; changes in consumer attitudes regarding jewelry; management of social, ethical and environmental risks; the development and maintenance of Signet’s OmniChannel retailing; the ability to optimize Signet’s real estate footprint; security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems; changes in assumptions used in making accounting estimates relating to items such as credit outsourcing fees, extended service plans and pensions; risks related to Signet being a Bermuda corporation; the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors; Signet’s ability to protect its intellectual property; changes in taxation benefits, rules or practices in the US and jurisdictions in which Signet’s subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce; and an adverse development in legal or regulatory proceedings or tax matters, any new regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” section of Signet’s Fiscal 2019 Annual Report on Form 10-K filed with the SEC on April 3, 2019 and quarterly reports on Form 10-Q filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

GAAP to Non-GAAP Reconciliations

The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the company believes this provides greater clarity to management and investors.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the company refers to free cash flow which is not in accordance with GAAP and is defined as the net cash provided by operating activities less purchases of property, plant and equipment. Management considers free cash flow as helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Free cash flow is an indicator used by management frequently in evaluating its overall liquidity and determining appropriate capital allocation strategies. Free cash flow does not represent the residual cash flow available for discretionary expenditure.

	13 weeks ended
(in millions)	May 4, 2019	May 5, 2018
Net cash provided by operating activities	$105.4	$27.9
Purchase of property, plant and equipment	(24.6)	(26.1)
Free cash flow	$80.8	$1.8

	13 weeks ended
	May 4, 2019	May 5, 2018
Total GAAP operating income (loss)	$(2.6)	$(574.2)
Charges related to transformation plan	26.8	6.5
Loss related to goodwill and intangible impairment	—	448.7
Loss related to sale of non-prime receivables	—	143.1
Total non-GAAP operating income (loss)	$24.2	$24.1

	13 weeks ended
	May 4, 2019	May 5, 2018
North America segment GAAP operating income (loss)	$48.1	$(537.3)
Charges related to transformation plan	(0.5)	—
Loss related to goodwill and intangible impairment	—	448.7
Loss related to sale of non-prime receivables	—	141.0
North America segment non-GAAP operating income (loss)	$47.6	$52.4

	13 weeks ended
	May 4, 2019	May 5, 2018
Other segment GAAP operating income (loss)	$(42.7)	$(29.3)
Charges related to transformation plan	27.3	2.1
Loss related to sale of non-prime receivables	—	6.5
Other segment non-GAAP operating income (loss)	$(15.4)	$(20.7)

	13 weeks ended
	May 4, 2019	May 5, 2018
GAAP effective tax rate	13.0%	14.8%
Charges related to transformation plan	5.3%	(0.1)%
Loss related to goodwill and intangible impairment	—%	(3.5)%
Loss related to sale of non-prime receivables	—%	(1.1)%
Non-GAAP effective tax rate	18.3%	10.1%

	13 weeks ended
	May 4, 2019	May 5, 2018
GAAP Diluted EPS	$(0.35)	$(8.48)
Charges related to transformation plan[1]	0.43	0.09
Loss related to goodwill and intangible impairment[1]	—	6.44
Loss related to sale of non-prime receivables[1]	—	2.05
Non-GAAP Diluted EPS	$0.08	$0.10

	Fiscal 2020 Guidance Low End	Fiscal 2020 Guidance High End
2020 GAAP operating income	$190.0	$225.0
Charges related to transformation plan	70.0	55.0
2020 Non-GAAP operating income	$260.0	$280.0

	Fiscal 2020 Guidance Low End	Fiscal 2020 Guidance High End
2020 GAAP Diluted EPS	$1.88	$2.38
Charges related to transformation plan[1]	1.00	0.79
2020 Non-GAAP Diluted EPS	$2.88	$3.17

	Q2 Fiscal 2020 Guidance Low End	Q2 Fiscal 2020 Guidance High End
Q2 2020 GAAP operating profit	$15.0	$25.0
Charges related to transformation plan	20.0	15.0
Q2 2020 Non-GAAP operating profit	$35.0	$40.0

	Fiscal Q2'20 Guidance Low End	Fiscal Q2'20 Guidance High End
Q2 GAAP Diluted EPS	$(0.10)	$0.07
Charges related to transformation plan[1]	0.33	0.23
Q2 Non-GAAP Diluted EPS	$0.23	$0.30

[1]Reconciliation of GAAP and non-GAAP charges and losses includes related tax impact.

Condensed Consolidated Income Statements (Unaudited)

	13 weeks ended
(in millions, except per share amounts)	May 4, 2019	May 5, 2018
Sales	$1,431.7	$1,480.6
Cost of sales	(932.3)	(995.8)
Gross margin	499.4	484.8
Selling, general and administrative expenses	(475.2)	(482.8)
Credit transaction, net	—	(143.1)
Restructuring charges	(26.8)	(6.5)
Goodwill and intangible impairments	—	(448.7)
Other operating income, net	—	22.1
Operating income (loss)	(2.6)	(574.2)
Interest expense, net	(9.2)	(8.9)
Other non-operating income	0.3	0.6
Income (loss) before income taxes	(11.5)	(582.5)
Income taxes	1.5	85.9
Net income (loss)	$(10.0)	$(496.6)
Dividends on redeemable convertible preferred shares	(8.2)	(8.2)
Net income (loss) attributable to common shareholders	$(18.2)	$(504.8)

Earnings (loss) per common share:
Basic	$(0.35)	$(8.48)
Diluted	$(0.35)	$(8.48)
Weighted average common shares outstanding:
Basic	51.6	59.5
Diluted	51.6	59.5

Dividends declared per common share	$0.37	$0.37

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	May 4, 2019	February 2, 2019	May 5, 2018
Assets
Current assets:
Cash and cash equivalents	$195.1	$195.4	$153.9
Accounts receivable	23.1	23.7	491.4
Other current assets	205.5	244.0	236.8
Income taxes	4.8	5.8	55.2
Inventories	2,394.2	2,386.9	2,429.0
Total current assets	2,822.7	2,855.8	3,366.3
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $1,319.6, $1,282.8 and $1,227.3, respectively	776.1	800.5	847.2
Operating lease right-of-use assets	1,822.8	—	—
Goodwill	296.4	296.6	509.1
Intangible assets, net	264.1	265.0	343.2
Other assets	189.2	181.2	206.3
Deferred tax assets	22.0	21.0	0.8
Total assets	$6,193.3	$4,420.1	$5,272.9
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$43.7	$78.8	$72.3
Accounts payable	238.3	153.7	287.5
Accrued expenses and other current liabilities	420.2	502.8	463.7
Deferred revenue	277.0	270.0	284.9
Operating lease liabilities, current	358.9	—	—
Income taxes	24.1	27.7	—
Total current liabilities	1,362.2	1,033.0	1,108.4
Non-current liabilities:
Long-term debt	639.0	649.6	679.7
Operating lease liabilities, non-current	1,589.4	—	—
Other liabilities	126.0	224.1	236.5
Deferred revenue	699.6	696.5	667.5
Deferred tax liabilities	—	—	74.2
Total liabilities	4,416.2	2,603.2	2,766.3
Commitments and contingencies
Series A redeemable convertible preferred shares of $.01 par value: authorized 500 shares, 0.625 shares outstanding (February 2, 2019 and May 5,2018: 0.625 shares outstanding)	615.7	615.3	614.0
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 52.2 shares outstanding (February 2, 2019: 51.9 outstanding; May 5, 2018: 59.2 outstanding)	12.6	12.6	15.7
Additional paid-in capital	232.7	236.5	281.4
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 17.8 shares (February 2, 2019: 18.1 shares; May 5, 2018: 28.0 shares)	(999.8)	(1,027.3)	(1,992.2)
Retained earnings	2,223.4	2,282.2	3,869.2
Accumulated other comprehensive loss	(307.9)	(302.8)	(281.9)
Total shareholders’ equity	1,161.4	1,201.6	1,892.6
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,193.3	$4,420.1	$5,272.9

Condensed Consolidated Statements of Cash Flows (Unaudited)

	13 weeks ended
(in millions)	May 4, 2019	May 5, 2018
Cash flows from operating activities
Net income (loss)	$(10.0)	$(496.6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of operating lease assets	87.3	—
Depreciation and amortization	41.0	49.8
Amortization of unfavorable leases and contracts	(1.4)	(2.0)
Share-based compensation	4.0	1.8
Deferred taxation	—	(18.8)
Credit transaction, net	—	141.0
Goodwill and intangible impairments	—	448.7
Restructuring charges	5.4	—
Other non-cash movements	(4.9)	—
Changes in operating assets and liabilities:
Decrease in accounts receivable	0.9	59.9
Decrease in other assets and other receivables	28.1	10.8
Increase in inventories	(7.8)	(162.4)
Increase in accounts payable	87.7	55.7
(Decrease) increase in accrued expenses and other liabilities	(39.9)	15.3
Change in operating lease liabilities	(91.4)	—
Increase (decrease) in deferred revenue	10.5	(4.3)
Decrease in income taxes payable	(2.7)	(70.3)
Pension plan contributions	(1.4)	(0.7)
Net cash provided by operating activities	105.4	27.9
Investing activities
Purchase of property, plant and equipment	(24.6)	(26.1)
Purchase of available-for-sale securities	(6.1)	(0.4)
Proceeds from sale of available-for-sale securities	0.3	1.1
Net cash used in investing activities	(30.4)	(25.4)
Financing activities
Dividends paid on common shares	(19.2)	(18.8)
Dividends paid on redeemable convertible preferred shares	(7.8)	(7.8)
Repurchase of common shares	—	(60.0)
Repayments of term loans	(8.9)	(6.7)
Proceeds from revolving credit facility	—	40.0
Repayments of bank overdrafts	(37.3)	(13.9)
Other financing activities	(1.5)	(2.1)
Net cash used in financing activities	(74.7)	(69.3)
Cash and cash equivalents at beginning of period	195.4	225.1
Increase (decrease) in cash and cash equivalents	0.3	(66.8)
Effect of exchange rate changes on cash and cash equivalents	(0.6)	(4.4)
Cash and cash equivalents at end of period	$195.1	$153.9

Real Estate Portfolio:

Signet has a diversified real estate portfolio. On May 4, 2019, Signet had 3,300 stores totaling 4.7 million square feet of selling space. In the first quarter, store count decreased by 34 and square feet of selling space decreased 0.8%.

Store count by banner	February 2, 2019	Openings	Closures	May 4, 2019
Kay	1,214	8	(19)	1,203
Zales	658	2	(4)	656
Peoples	123	—	(4)	119
Jared	256	—	(5)	251
Piercing Pagoda	574	—	(5)	569
Regional banners	32	—	(3)	29
North America segment	2,857	10	(40)	2,827
H.Samuel	288	—	(2)	286
Ernest Jones	189	—	(2)	187
International segment	477	—	(4)	473
Signet	3,334	10	(44)	3,300

CONTACT:
Investors:
Randi Abada
SVP Corporate Finance Strategy & Investor Relations
+1 330 668 3489
randi.abada@signetjewelers.com

Media:
David Bouffard
VP Corporate Affairs
+1 330 668 5369
david.bouffard@signetjewelers.com